               Buffered Barrier Rebate Securities Linked to Gold
                 Commodities |X| Bullish |X| Fee-Based Accounts

Indicative Terms as of May 1, 2009

CUSIP:                        2515A0 ZG 1

Issuer:                       Deutsche Bank AG, London Branch

Rating(1):                     Moody's Aa1 / S&P A+

Maturity / Tenor:             2 Years

Underlying
Commodity:                    Gold

Gold Price:                   On any day, the afternoon gold fixing price per
                              troy ounce of gold for delivery in London through
                              a member of the London Bullion Market Association
                              (the "LBMA") authorized to affect such delivery,
                              stated in U.S. dollars, as calculated by the
                              London Gold Market on such date.

Initial Level:                The Gold Price on the Trade Date as quoted on
                              Bloomberg page GOLDLNPM (CMDTY), subject to
                              adjustment in the event of a market disruption
                              event or a non-trading day.

Ending Level:                 The Gold Price on the Final Valuation Date,
                              subject to adjustment in the event of a market
                              disruption event or a non-trading day.

Barrier Event:                A Barrier Event occurs if, on any trading day
                              during the Observation Period, the Gold Price is
                              greater than the Upper Barrier.

Observation                   The period of trading days on which no market
Period:                       disruption event occurs, commencing on (and
                              including) the Trade Date to (and including) the
                              Final Valuation Date.

Buffer Amount:                15%

Upper Barrier:                160% of the Initial Level

Rebate:                       15.00% - 21.00%, or $150.00 - $210.00 per $1,000
                              security face amount (TBD on Trade Date)

Payment at                    At maturity, you will receive a cash payment, for
Maturity:                     each $1,000 security face amount, of $1,000 plus
                              the Additional Amount, which may be positive or
                              negative. In no event will the Payment at Maturity
                              be less than $200, subject to the credit of the
                              Issuer.

Commodity                     Ending Level - Initial Level
Return:                       ------------------------------
                                        Initial Level

Additional Amount:            The Additional Amount paid at maturity per $1,000
                              security face amount will equal:

                              If a Barrier Event has not occurred and

                              |X| the Ending Level is greater than or equal to
                              the Initial Level:

                              $1,000 * Commodity Return

                              |X| the Ending Level is less than the Initial
                              Level and such decline is equal to or less than
                              the Buffer Amount:

                              $0

                              |X| the Ending Level is less than the Initial
                              Level and such decline is greater than the Buffer
                              Amount:

                              $1,000 * (Commodity Return + Buffer Amount)

                              If Barrier Event has occurred and

                              |X| the Ending Level is greater than or equal to
                              the

                              Initial Level:

                              $1,000 * Rebate

                              |X| the Ending Level is less than the Initial
                              Level and such decline is equal to or less than
                              the Buffer Amount:

                              $1,000 * Rebate

                              |X| the Ending Level is less than the Initial
                              Level and such decline is greater than the Buffer
                              Amount:

                              $1,000 * (Commodity Return + Buffer Amount +
                              Rebate)

Agents:                       Deutsche Bank Securities Inc. and Deutsche Bank
                              Trust Company Americas

Discounts and
Commissions:                  The Agents will not receive a commission in
                              connection with the sales of the securities.
                              Deutsche Bank Securities Inc. may pay referral
                              fees to other broker-dealers of up to 0.50% or
                              $5.00 per $1,000 face amount. Deutsche Bank
                              Securities Inc. may pay custodial fees to other
                              broker-dealers of up to 0.25% or $2.50 per $1,000
                              face amount. The Issuer will reimburse Deutsche
                              Bank Securities Inc. for such fees.

------------------------------------------------------------

              Best Case Scenario at Maturity
------------------------------------------------------------

If a Barrier  Event does not occur and the Ending  Level is
greater  than  the  Initial  Level,  investors  receive  at
maturity  their  principal  plus an  amount  equal to their
principal multiplied by the Commodity Return,  subject to a
maximum return of 60.00%.

              Worst Case Scenario at Maturity
------------------------------------------------------------

If a Barrier  Event does not occur and the Ending  Level is
less than the Initial  Level,  and such  decline is greater
than the Buffer  Amount,  you will lose an amount  equal to
1% of the  security  face amount for each 1% decline in the
Underlying   Commodity  beyond  the  Buffer  Amount.  If  a
Barrier  Event  does not  occur,  you may lose up to 85% of
your investment, subject to the credit of the Issuer.

                         Benefits
------------------------------------------------------------
|X|      Potential use as an inflation hedge
|X|      Exposure to the gold spot market
|X|      Potential participation in any positive Commodity
         Return up to the Upper Barrier
|X|      Appropriate for investors who are moderately
         bullish and who are willing to lose up to 85% of their
         initial investment if the Underlying Commodity declines

                           Risks
------------------------------------------------------------
|X|      The securities may underperform the Underlying
         Commodity if a Barrier Event occurs
|X|      The Underlying Commodity performance may not have
         a positive correlation with changes in inflation
|X|      Various factors affect the value of the
         securities prior to maturity
|X|      The securities may return less than the principal
         at maturity
|X|      Investors should be willing and able to hold the
         securities to maturity
|X|      An investment in the securities is subject to the
         credit of the Issuer

                      Important Dates
------------------------------------------------------------

 Offering Period:.............................May 1 - May 26, 2009*
 Trade Date: .........................................May 26, 2009*
 Settlement Date:.....................................May 29, 2009*
 Final Valuation Date:................................May 26, 2011*
 Maturity Date:.............................June 1, 2011* (2 Years)

*Expected. In the event that we make any change to the expected Trade Date and
Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated terms of the securities and the length of the Observation Period remain the same.

(1) As of May 1, 2009. A credit rating is not a recommendation to buy, sell or hold the securities and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to securities issued under Deutsche Bank AG's Global Securities Program, Series A does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

NOT FDIC / NCUA INSURED OR GUARANTEED MAY LOSE VALUE/ NO BANK GUARANTEE/ NOT A
DEPOSIT/ NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY

                                                  ISSUER FREE WRITING PROSPECTUS
                                                      Filed Pursuant to Rule 433
                                           Registration Statement No. 333-137902
                                              Dated May 1, 2009 R-9899-1 (02/09)

Buffered Barrier Rebate Fact Sheet
DWS Structured Products
Return Scenarios at Maturity (Assumes an Upper Barrier of 160%, a Buffer of 15%, and a Rebate of 18.00%)
If a Barrier Event Does Not Occur			A Barrier Event Does Occur
Underlying Commodity Return	Barrier Security Return	Payment at Maturity (per $1,000 invested)	Underlying Commodity Return	Barrier Security Return	Payment at Maturity (per $1,000 invested)
-60.00%	-45.00%	$550.00	-60.00%	-27.00%	$730.00
-50.00%	-35.00%	$650.00	-50.00%	-17.00%	$830.00
-40.00%	-25.00%	$750.00	-40.00%	-7.00%	$930.00
-20.00%	-5.00%	$950.00	-20.00%	13.00%	$1,130.00
0.00%	0.00%	$1,000.00	0.00%	18.00%	$1,180.00
20.00%	20.00%	$1,200.00	20.00%	18.00%	$1,180.00
40.00%	40.00%	$1,400.00	40.00%	18.00%	$1,180.00
50.00%	50.00%	$1,500.00	50.00%	18.00%	$1,180.00
60.00%	60.00%	$1,600.00	60.00%	18.00%	$1,180.00
This hypothetical scenario analysis does not reflect advisory fees, brokerage or other commissions, or any other expenses that an investor may incur in connection with the securities.  No representation is made that any trading strategy or account will, or is likely to, achieve similar returns to those shown above. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from this analysis. The numbers appearing in the above table have been rounded for ease of analysis.

Selected Risk Factors
MARKET RISK — The return on the securities at maturity, if any, is linked to the performance of the Underlying Commodity and will depend on whether the Underlying Commodity ever exceeds the Upper Barrier on any trading day during the Observation Period, the magnitude of the Commodity Return, and if any decline in the Underlying Commodity exceeds the Buffer Amount.

THE SECURITIES MAY PAY LESS THAN THE PRINCIPAL AMOUNT — You may receive a lower payment at maturity than you would have received if you had invested in the Underlying Commodity. If the Gold Price exceeds the Upper Barrier on any trading day during the Observation Period and at maturity, the Ending Level is less than the Initial Level, and such decline is greater than the Buffer Amount, the securities will not guarantee any return in excess of a payment of between $300.00 and $360.00 (to be determined on Trade Date) per $1,000 security face amount. If the Gold Price does not exceed the Upper Barrier on any trading day during the Observation Period, the Ending Level is less than the Initial Level, and such decline is greater than the Buffer Amount, the securities will not guarantee any return in excess of $150.00 per $1,000 security face amount, subject to the credit of the Issuer.

THE BARRIER FEATURE WILL LIMIT YOUR RETURN ON THE SECURITIES AND MAY AFFECT YOUR PAYMENT AT MATURITY — Your investment in the securities may not perform as well as an investment in a security with an uncapped return based solely on the performance of the Underlying Commodity.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the securities prior to maturity. You should be willing and able to hold your securities to maturity.

OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities, any such research, opinions or recommendations could affect the level of the Underlying Commodity or the market value of the securities.

THE RISKS OF INVESTING IN COMMODITIES CAN BE SUBSTANTIAL — The price of the Underlying Commodity may be affected by numerous market factors, including events in the equity markets, the bond market and the foreign exchange market, fluctuations in interest rates, and world economic, political, and regulatory events.

MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — In addition to the Gold Price on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

COUNTERPARTY RISK — The payment of amounts owed to you under the securities is subject to the Issuer’s ability to pay. Consequently, you are subject to counterparty risk and are susceptible to risks relating to the creditworthiness of Deutsche Bank AG.

POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

LACK OF LIQUIDITY — There may be little or no secondary market for the securities. The securities will not be listed on any securities exchange.

SINGLE COMMODITY PRICES TEND TO BE MORE VOLATILE AND MAY NOT CORRELATE WITH THE PRICES OF COMMODITIES GENERALLY — The payment at maturity on the securities is linked exclusively to the Underlying Commodity and not to a diverse basket of commodities or a broad-based commodity index. The Underlying Commodity may not correlate to the price of commodities generally and may diverge significantly from the price of commodities generally. Because the securities are linked to the price of a single Underlying Commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the securities are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in the accompanying term sheet.

See “Selected Risk Considerations” in the accompanying term sheet and “Risk Factors” in the accompanying product supplement for additional information.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents including term sheet No. 648AX/A and the product supplement relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, term sheet No. 648AX/A and this fact sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

DWS Structured Products 1.866.637.9185 ww.dws-sp.com